Exhibit 2.3



                                                           [EXECUTION COPY]



                          ASSET PURCHASE AGREEMENT

                        DATED AS OF AUGUST 28, 1995,

                                   AMONG

                  ADVANCED CLINICAL NETWORKS CORPORATION,

                          PELTZ VENTIMIGLIA, INC.

                              AND THE FOUNDERS

                             TABLE OF CONTENTS
                             -----------------

Article                                                       Page
- -------                                                       ----

ARTICLE I        TRANSFER OF PURCHASED ASSETS, ASSUMPTION OF
                          LIABILITIES AND RELATED MATTERS . . .   1
     1.1.        Transfer of Assets   . . . . . . . . . . . . .   1
     1.2.        Assets Not Being Transferred   . . . . . . . .   3
     1.3.        Liabilities Being Assumed  . . . . . . . . . .   4
     1.4.        Liabilities Not Being Assumed  . . . . . . . .   4
     1.5.        Instruments of Conveyance and Transfer, Etc. .   6
     1.6.        Right of Endorsement, Etc  . . . . . . . . . .   6
     1.7.        Further Assurances, Etc  . . . . . . . . . . .   6
     1.8.        Assignment of Contracts, Rights, Etc   . . . .   7

ARTICLE II      PURCHASE PRICE; ALLOCATION  . . . . . . . . . .   7
     2.1.       Purchase Price; Payment   . . . . . . . . . . .   7
     2.2.       Allocation of Purchase Price  . . . . . . . . .   8

ARTICLE III      REPRESENTATIONS AND WARRANTIES   . . . . . . .   8
    3.1.         Representations and Warranties of the Seller
                     and the Founders . . . . . . . . . . . . .   8
          (a)    Organization; Good Standing; Qualification
                     and Power  . . . . . . . . . . . . . . . .   8
          (b)    Equity Investments   . . . . . . . . . . . . .   9
          (c)    Authority  . . . . . . . . . . . . . . . . . .   9
          (d)    Financial Information  . . . . . . . . . . . .   9
          (e)    Absence of Undisclosed Liabilities   . . . . .   10
          (f}    Absence of Changes   . . . . . . . . . . . . .   10
          (g)    Title to Assets, Properties, Interests in
                     Properties and Rights and Related
                     Matters  . . . . . . . . . . . . . . . . .   12
          (h)    Tax Matters  . . . . . . . . . . . . . . . . .   13
          (i)    Real Property  . . . . . . . . . . . . . . . .   14
          (j)    Environmental Matters  . . . . . . . . . . . .   14
          (k)    Intellectual Property Rights   . . . . . . . .   15
          (1)    Agreements, Etc  . . . . . . . . . . . . . . .   15
          (m)    Litigation, Etc. . .'  . . . . . . . . . . . .   17
          (n)    Compliance; Governmental Authorizations  . . .   17
          (o)    Accounts and Notes Receivable; Accounts
                     Payable  . . . . . . . . . . . . . . . . .   18
          (p)    Labor Relations; Employees   . . . . . . . . .   18
          (q)    Employee Benefit Plans   . . . . . . . . . . .   19
          (r)    Insurance  . . . . . . . . . . . . . . . . . .   20
          (s)    Burdensome Restrictions  . . . . . . . . . . .   20
          (t)    Brokers  . . . . . . . . . . . . . . . . . . .   20
          (u)    Disclosure   . . . . . . . . . . . . . . . . .   20
          (v)    Insider Contracts  . . . . . . . . . . . . . .   21
          (w)    Definition of Best Knowledge   . . . . . . . .   21
          (x)    Investment Representations   . . . . . . . . .   21
      3.2.       Representations and Warranties of the Buyer. .   22
          (a)    Organization, Good Standing and Power  . . . .   22
          (b)    Authority  . . . . . . . . . . . . . . . . . .   22

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Article                                                          Page
- -------                                                          ----

           (c) Capitalization   . . . . . . . . . . . . . . . .   23
           (d) Brokers  . . . . . . . . . . . . . . . . . . . .   23
           (e)  . . . . . . . . . . . . . . . . . . . . . . . .   23
           (f) Litigation   . . . . . . . . . . . . . . . . . .   23
           (g) No Defaults  . . . . . . . . . . . . . . . . . .   23

ARTICLE IV  CONDITIONS OF CLOSING . . . . . . . . . . . . . . .   23
     4.1.   Conditions of Each Party's Obligations  . . . . . .   23
            (a) Approvals   . . . . . . . . . . . . . . . . . .   23
            (b) Legal Action  . . . . . . . . . . . . . . . . .   23
            (c) Legislation   . . . . . . . . . . . . . . . . .   24
     4.2.       Conditions of Obligations of the Buyer  . . . .   24
            (a) Representations and Warranties  . . . . . . . .   24
            (b) Performance of Obligations of the Seller and
                     the Founders   . . . . . . . . . . . . . .   24
            (c) Authorization   . . . . . . . . . . . . . . . .   24
            (d) Absence of Changes  . . . . . . . . . . . . . .   24
            (e) Instruments of Transfer, Conveyance and
                     Assignment   . . . . . . . . . . . . . . .   24
            (f) Opinion of Counsel to the Seller . . .  . . . .   24
            (g) Acceptance by Counsel to the Buyer  . . . . . .   24
            (h) Consents and Approvals  . . . . . . . . . . . .   25
            (i) Government Consents, Authorizations, Etc  . . .   25
            (j) . . . . . . . . . . . . . . . . . . . . . . . .   25
            (k) Payments  . . . . . . . . . . . . . . . . . . .   25
            (1) Employment Agreements   . . . . . . . . . . . .   25
     4.3.        Conditions of Obligations of the Seller  . . .   25
            (a) Representations and Warranties  . . . . . . . .   25
            (b) Performance of Obligations  . . . . . . . . . .   25
            (c) Authorization   . . . . . . . . . . . . . . . .   25
            (d) Acceptance by Counsel to the Seller   . . . . .   25
            (e) Government Consents, Authorizations, Etc. . . .   26
            (f) Opinion of Counsel to the Buyer   . . . . . . .   26

ARTICLE V       CLOSING   . . . . . . . . . . . . . . . . . . .   26

ARTICLE VI      INDEMNIFICATION   . . . . . . . . . . . . . . .   26
     6.1.       Definitions   . . . . . . . . . . . . . . . . .   26
           (a) "Affiliate"  . . . . . . . . . . . . . . . . . .   26
           (b) "Buyer Indemnification Event". . . . . . . . . .   26
           (c) "Buyer Indemnified Persons"  . . . . . . . . . .   27
           (d) "Indemnified Persons"  . . . . . . . . . . . . .   27
           (e) "Indemnifying Person"  . . . . . . . . . . . . .   27
           (f) "Losses" . . . . . . . . . . . . . . . . . . . .   27
           (G) "Seller Indemnification Event"   . . . . . . . .   27
           (h) "Seller Indemnified Persons"   . . . . . . . . .   28
     6.2.       Indemnification Generally, Etc  . . . . . . . .   28
           (a) Buyer Indemnification  . . . . . . . . . . . . .   28
           (b) Seller Indemnification   . . . . . . . . . . . .   28
     6.3.       Assertion of Claims   . . . . . . . . . . . . .   28
     6.4.       Notice and Defense of Third Party Claims  . . .   28

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Article                                                          Page
- -------                                                          ----

     6.5.        Survival of Representations, Warranties and
                     Covenants  . . . . . . . . . . . . . . . .   29
     6.6.        Limitations on Indemnification   . . . . . . .   29
     6.7.        Exclusivity of Remedies  . . . . . . . . . . .   30
     6.8.        Payment  . . . . . . . . . . . . . . . . . . .   30

ARTICLE VII     ADDITIONAL POST-CLOSING AGREEMENTS  . . . . . .   30
     7.1.       Disclosure of Information; Non-Competition  . .   30
     7.2.       Access  . . . . . . . . . . . . . . . . . . . .   32
     7.3.       Employees and Employee Benefits   . . . . . . .   32
     7.4.       Transfer of Securities  . . . . . . . . . . . .   33
     7.5.       Accounts Receivable   . . . . . . . . . . . . .   33

ARTICLE VIII   AMENDMENT, MODIFICATION AND WAIVER  . . . . . . .  34
     8.1.      Amendment, Modification and Waiver  . . . . . . .  34
                                                                  34
ARTICLE IX      MISCELLANEOUS . . . . . . . . . . . . . . . . .   34
     9.1.       Expenses; Transfer Taxes, Etc   . . . . . . . .   34
     9.2.       Entire Agreement  . . . . . . . . . . . . . . .   34
     9.3.       Descriptive Headings  . . . . . . . . . . . . .   35
     9.4.       Notices   . . . . . . . . . . . . . . . . . . .   35
     9.5.       Counterparts  . . . . . . . . . . . . . . . . .   36
     9.6.       Governing Law   . . . . . . . . . . . . . . . .   36
     9.7.       Benefits of Agreement   . . . . . . . . . . . .   36
     9.8.       Pronouns  . . . . . . . . . . . . . . . . . . .   36

                                Attachments
                                -----------

EXHIBITS
- --------

Exhibit A      -    Form of Bill of Sale and Assumption Agreement

Exhibit B      -    Form of Warrant Issuance Agreement

Exhibit C      -    Form of Opinion of Counsel to the Seller

Exhibit D      -    Form of Employment Agreement

Exhibit E      -    Form of Opinion of Counsel to the Buyer

SCHEDULES
- ---------

1.1 (c)        -    Assigned Contracts
1.1 (d)        -    Real Property Leases
1.1 (e)        -    Accounts Receivable
1.1 (k)        -    Excluded Claims
1.1 (m)        -    Additional Assets
1.2 (9)             Certain Excluded Assets
1.3 (a)        -    Accounts Payable
3.1 (a)        -    Jurisdictions of Qualification
3.1 (d)        -    Financial Statements
3.1 (e)        -    Liabilities
3.1 (f) (iii)  -    Changes
3.1 (1)        -    Agreements
3.1 (m)        -    Litigation
3.1 (0)        -    Receivables and Payables
3.1 (p)        -    Employees
3.1 (q)        -    Employee Benefit Plans
3.1 (r)        -    Insurance
4.2 (h)        -    Consents and Approvals
4.2 (k)        -    Customers to be Notified of Payments
7.3 (a)        -    Employees Hired

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                                Definitions
                                -----------

    The following terms which may appear in more than one Section of this Agreement are defined in the following Sections:

     Term                                                 Section
     ----                                                 -------

Affiliate   . . . . . . . . . . . . . . . . . . . . . . .  6.1(a)
AHC   . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(a)
Assigned Contracts  . . . . . . . . . . . . . . . . . . .  1.1(c)
Associate   . . . . . . . . . . . . . . . . . . . . . 3.1(1) (xv)
Assumed Obligations   . . . . . . . . . . . . . . . . . .  1.3(b)
Best Knowledge  . . . . . . . . . . . . . . . . . . . . .  3.1(w)
Bill of Sale and Assumption Agreement . . . . . . . . . . . . 1.5
Business Day  . . . . . . . . . . . . . . . . . . . . . . . . 9.4
Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . Caption
Buyer Indemnification Event   . . . . . . . . . . . . . .  6.1(b)
Buyer Indemnified Persons   . . . . . . . . . . . . . . .  6.1(c)
Claims  . . . . . . . . . . . . . . . . . . . . . . .  3.1(g) (i)
Closing   . . . . . . . . . . . . . . . . . . . . . . . Artic1e V
Closing Date  . . . . . . . . . . . . . . . . . . . . . Artic1e V
Common Stock  . . . . . . . . . . . . . . . . . . . . . .  2.1(a)
Competitive Business  . . . . . . . . . . . . . . . . . .  7.1(b)
Confidential Information  . . . . . . . . . . . . . . . .  7.1(a)
disqualified individual   . . . . . . . . . . . . .  3.1(1) (xii)
employee benefit plan   . . . . . . . . . . . . . . .  3.1(q) (i)
Employee Plans  . . . . . . . . . . . . . . . . . . .  3.1(q) (i)
Employees   . . . . . . . . . . . . . . . . . . . . . . .  3.1(p)
Environmental Laws  . . . . . . . . . . . . . . . . . . .  3.1(j)
ERISA   . . . . . . . . . . . . . . . . . . . . . . .  3.1(q) (i)
ERISA Affiliate   . . . . . . . . . . . . . . . . . . 3.1(q) (iv)
excess parachute payment  . . . . . . . . . . . . .  3.1(1) (xii)
Excluded Assets   . . . . . . . . . . . . . . . . . . . .  1.2(g)
Excluded Obligations  . . . . . . . . . . . . . . . . . .  1.4(h)
Financial Statements  . . . . . . . . . . . . . . . . . .  3.1(d)
Former Employees  . . . . . . . . . . . . . . . . . . . .  7.3(b)
Founders  . . . . . . . . . . . . . . . . . . . . . . . . Caption
handling  . . . . . . . . . . . . . . . . . . . . . . . .  3.1(j)
Hazardous Substance   . . . . . . . . . . . . . . . . . .  3.1(j)
Historical Financial Statements   . . . . . . . . . . . .  3.1(d)
Indemnified Persons   . . . . . . . . . . . . . . . . . .  6.1(d)
Indemnifying Person   . . . . . . . . . . . . . . . . . .  6.1(e)
Losses  . . . . . . . . . . . . . . . . . . . . . . . . .  6.1(f)
Litigation  . . . . . . . . . . . . . . . . . . . . . . .  3.1(m)
P&L Report Date   . . . . . . . . . . . . . . . . . . . .  3.1(d)
P&L Report  . . . . . . . . . . . . . . . . . . . . . . .  3.1(d)
Pension Plan  . . . . . . . . . . . . . . . . . . .  3.1(q) (iii)
Permitted Liens   . . . . . . . . . . . . . . . . . . 3.1(g) (iv)
Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . 2.1
Purchased Assets  . . . . . . . . . . . . . . . . . . . .  1.1(m)
Real Property   . . . . . . . . . . . . . . . . . . . . .  3.1(j)
Restrictive Covenant  . . . . . . . . . . . . . . . . . . . . 2.1
Returns   . . . . . . . . . . . . . . . . . . . . . .  3.1(h) (i)

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     Term                                            Section
     ----                                            -------

Schedule of Assumed Liabilities   . . . . . . . . . . . .  1.3(a)
Securities Act  . . . . . . . . . . . . . . . . . .  3.1 (l) (xv)
Seller  . . . . . . . . . . . . . . . . . . . . . . . . . Caption
Seller Indemnification Event  . . . . . . . . . . . . . .  6.1(g)
Seller Indemnified Persons  . . . . . . . . . . . . . . .  6.1(h)
Statement of Allocation   . . . . . . . . . . . . . . . . . . 2.2
Subject Business  . . . . . . . . . . . . . . . . . . .  Preamble
Tax   . . . . . . . . . . . . . . . . . . . . . . . . 3.1 (h) (v)
Taxes   . . . . . . . . . . . . . . . . . . . . . . . 3.1 (h) (v)
Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . 7.4
transferee  . . . . . . . . . . . . . . . . . . . . . 3.1 (h) (v)

                                  ASSET PURCHASE AGREEMENT dated as of
                              August 28, 1995, among ADVANCED CLINICAL
                              NETWORKS CORPORATION, a Delaware corporation
                              (the "Buyer"), PELTZ VENTIMIGLIA, INC., a New York corporation (the "Seller"), and each of RICHARD VENTIMIGLIA and STEVEN PELTZ (collectively, the "Founders").

    The Seller is engaged in the business (the "Subject Business") of providing consulting services to physicians. The parties hereto desire that the Seller sell, transfer, convey and assign to the Buyer all of the assets, properties, interests in properties and rights of the Seller used in the Subject Business (other than the Excluded Assets), subject to certain payments by the Buyer and the assumption by the Buyer of certain liabilities and obligations of the Seller described herein, upon the terms and subject to the conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                                 ARTICLE I

                TRANSFER OF PURCHASED ASSETS, ASSUMPTION OF
                      LIABILITIES AND RELATED MATTERS

    1.1. Transfer of Assets .  On the terms and subject to the conditions
         -------------------
of this Agreement, at the Closing, the Seller shall sell, transfer, convey and assign to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the assets, properties, interests in properties and rights of the Seller of every kind and description, wherever located (other than the Excluded Assets), as the same shall exist immediately prior to the Closing, free and clear of all Claims (except Permitted Liens), including, without limitation, the following:

         (a) Except as set forth on Schedule 1.2(g), all of the furniture,
                                    ---------------
     leasehold improvements, office equipment, office supplies and other items of tangible personal property, if any, owned or leased by the Seller that relate in any manner to, or are used or held for use in connection with, the Subject Business;

         (b) all of the inventories, supplies, stationary, forms, labels, shipping materials, marketing materials and other materials, if any, owned by the Seller that relate in any manner to, or are used or held for use in connection with, the Subject Business;

    (c) all of the Seller's rights in, to and under the contracts, leases, commitments and other agreements identified on Schedule 1.1(c) (the
                                               ---------------
"Assigned Contracts");

    (d) all rights and incidents of interest of the Seller in and to the real property leases, written, oral or otherwise (the "Real Property Leases"), listed on Schedule 1.1(d), if any, together with all of the
                    ---------------
Seller's right, title and interest in the removable structures, fixtures and improvements (including, without limitation, removable leasehold improvements) located on the real property covered by the Real Property Leases;

    (e) all accounts receivable listed on Schedule 1.1(e), all notes
                                          ---------------
receivable and prepaid expenses, advances and deposits that relate in any manner to, or are used or held for use in connection with, the Subject Business;

     (f) all records and files of the Seller (whether in hard copy or machine readable form), including, without limitation, property records, mailing lists, client lists, prospective client lists, personnel and payroll records, accounting records and computer programs, records, files and related software and documentation that relate in any manner to, or are used or held for use in connection with, the Subject Business;

    (g) all rights in and to insurance and indemnity claims relating to the Purchased Assets and the Assumed Liabilities in respect of events occurring prior to the Closing;

    (h) all interests in and to post office boxes, telephone, telecopier and telex numbers and all listings in all telephone books and directors;

    (i) to the extent transferable, all federal, state, local and foreign governmental licenses, permits, authorizations, approvals and utility deposits;

    (j) all transferable rights (including experience ratings) with respect to unemployment, workers' and workmen's compensation, and other similar insurance reserves relating to employees of the Seller who become employees of the Buyer;

    (k) except for the claims listed on Schedule 1.1(k), all rights, choses
                                        ---------------
in action, and claims (known or unknown, matured or unmatured, accrued or contingent) against third parties relating to, arising out of or based upon the business or the Purchased Assets;

         (1) all computer hardware and software, and related systems, whether owned or leased by the Seller that relate in any manner to, or are used or held for use in connection with, the Business; and

         (m) those additional assets, properties and rights, if any, set forth on Schedule 1.1(m).
              ---------------

For convenience of reference, the assets, properties, interests in properties and rights that are to be sold, transferred, conveyed and assigned to the Buyer by the Seller pursuant to Section 1.1 are hereinafter collectively referred to as the "Purchased Assets".

          1.2. ASSETS NOT BEING TRANSFERRED. Anything contained in Section
               ----------------------------
1.1 or elsewhere herein to the contrary notwithstanding, there are expressly excluded from the assets, properties, interests in properties and rights of the Seller to be sold, transferred, conveyed and assigned to the Buyer the following:

         (a) the consideration delivered to the Seller pursuant to this Agreement;

         (b) the minute books, ownership record books, seals, blank share certificates and tax returns of the Seller;

         (c) all assets associated with or owned by any Employee Plan (as defined below) sponsored or maintained by the Seller, including, without limitation, any defined benefit plan (as defined in Section 3(35) of ERISA), defined contribution plan (as defined in Section 3(34) of ERISA), deferred compensation plan, health, life insurance, welfare benefit or cafeteria plan;

         (d) all rights of the Seller in and to insurance and indemnity claims against third parties, other than those rights related to the Purchased Assets;

         (e) all rights and choses in action of the Seller against third parties, other than those rights and choses in action related to the Purchased Assets;

         (f) all indebtedness owed to the Seller from the Founders reflected on the Balance Sheet; and

         (g) the assets described on Schedule 1.2(g) attached hereto.
                                     ----------------

For convenience of reference, the assets, properties, interests in properties and rights of the Seller that are not to be sold, transferred, conveyed and assigned to the Buyer are hereinafter collectively referred to as the "Excluded Assets".

    1.3. Liabilities Being Assumed. Except as otherwise provided herein and
         -------------------------
subject to the terms and conditions of this Agreement, simultaneously with the sale, transfer, conveyance and assignment to the Buyer of the Purchased Assets, the Buyer shall assume, and hereby agrees to pay when due, the following liabilities and obligations of the Seller:

         (a) the liabilities and obligations of the Seller set forth on
     Schedule 1.3(a), but only to the extent remaining unpaid as of the
     ---------------
     Closing, and only to the extent the accounts receivable listed on
     Schedule 1.1(e) are collected by the Buyer; and
     ---------------

         (b) all ordinary course liabilities and obligations arising or to be performed after the Closing in accordance with the terms of all contracts, licenses, leases, commitments, purchase orders, sales orders and other agreements effectively assigned and transferred to the Buyer pursuant to the provisions hereof.

For convenience of reference, the foregoing liabilities and obligations of the Seller being assumed by the Buyer are collectively referred to as the "Assumed Obligations".

    1.4. Liabilities Not Being Assumed. The Buyer is not assuming any
         -----------------------------
liabilities or obligations of the Seller (fixed or contingent, known or unknown, matured or unmatured) other than the Assumed Obligations, and, without limiting the generality of the foregoing, the Buyer is not assuming any of the following liabilities and obligations of the Seller:

         (a) all liabilities and obligations for Taxes arising out of or relating to the operation of the Subject Business prior to the Closing;

         (b) all liabilities and obligations under any contract, license, lease, commitment, purchase order, sales order or other agreement effectively assigned and transferred to the Buyer hereunder (other than ordinary course obligations required to be performed after the Closing in accordance with the terms of any of the same) arising prior to the Closing or arising out of, relating to or based upon any action or omission of the Seller prior to the Closing, notwithstanding that such liability or obligation shall arise, be asserted or come due after the Closing;

         (c) all liabilities and obligations relating to or arising out of suits, actions, proceedings or claims (including, without limitation, any of the same in respect of personal injury, property damage, workers' or workmen's compensation, grievances, the violation of any law (including, without limitation, any environmental law)) which were filed, brought, commenced or asserted prior to the Closing, or which are based on (but only to the extent based on) events occurring prior to the Closing, or which are based on or related to (but only to the extent based on or related to) products sold or services performed by the Seller prior to the Closing, notwithstanding that the date on which such suit, action, proceeding or claim is filed, brought, commenced or asserted is after the Closing;

    (d) all liabilities and obligations for severance or similar payments or other payments pursuant to any written or oral agreement, arrangement or understanding to be made to any officer, director, employee, stockholder or agent of the Seller in connection with the sale of the Subject Business;

    (e) all liabilities and obligations of the Seller relating to the Excluded Assets and all liabilities and obligations of the Seller under or arising out of this Agreement or with respect to the transactions contemplated hereby, including, without limitation, legal and accounting fees, expenses and Taxes incurred by the Seller or any stockholder of the Seller;

    (f) all liabilities and obligations under any employment agreement or similar agreement, arrangement or understanding relating to the terms of employment of any employee of the Seller;

    (g) all liabilities and obligations associated with or required under any employee plan sponsored or maintained by the Seller, including, without limitation, any defined benefit plan (as defined in Section 3(35) of ERISA), defined contribution plan (as defined by Section 3(34) of ERISA), deferred compensation plan, health, life insurance, welfare benefit, post-retirement health or life benefits or cafeteria plan;

    (h) all liabilities and obligations of the Seller relating to or arising out of the failure of the Seller, knowingly or unknowingly, to qualify to do business in the Commonwealth of Massachusetts or the States of North Carolina, Rhode Island, New Jersey or Connecticut; and

    (i) all liabilities and obligations of the Seller relating to or arising out of the operation, liquidation, dissolution or winding-up of its business after the Closing.

For convenience of reference, the foregoing liabilities and obligations of the Seller not being assumed by the Buyer are collectively referred to as the "Excluded Obligations".

    1.5. Instruments of Conveyance and Transfer, Etc.  At the Closing, the
         -------------------------------------------
Seller shall deliver (or cause to be delivered) to the Buyer such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of sale, transfer, conveyance and assignment as shall be necessary to sell, transfer, convey and assign to the Buyer, in accordance with the terms hereof, title to the Purchased Assets, free and clear of all Claims (except Permitted Liens), including, without limitation, the delivery of a Bill of Sale and Assumption Agreement (the "Bill of Sale and Assumption Agreement"), substantially in the form of Exhibit A.
                                                     ---------
Simultaneously therewith, the Seller shall take all steps as may be reasonably required to put the Buyer in possession and operating control of the Purchased Assets. At the Closing, the Buyer shall execute and deliver to the Seller the Bill of Sale and Assumption Agreement.

    1.6. Right of Endorsement, Etc.  Effective upon the Closing, the Seller
         -------------------------
hereby constitutes and appoints the Buyer, its successors and assigns, the true and lawful attorney of the Seller with full power of substitution, in the name of the Buyer, or the name of the Seller, on behalf of and for the benefit of the Buyer, to collect all accounts and notes receivable and other items being sold, transferred, conveyed and assigned to the Buyer as provided herein, to endorse, without recourse, checks, notes and other instruments constituting or relating to the Purchased Assets in the name of the Seller, to institute and prosecute, in the name of the Seller or otherwise, all proceedings which the Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets, to defend and compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets and to do all such acts and things in relation thereto as the Buyer may deem advisable. The foregoing powers are coupled with an interest and shall be irrevocable by the Seller, directly or indirectly, whether by the dissolution of the Seller or in any manner or for any reason.

    1.7. Further Assurances, Etc.  The Seller or the Founders shall pay or
         -----------------------
cause to be paid to the Buyer promptly any amounts which shall be received by the Seller or the Founders after the Closing which constitute Purchased Assets. The Seller and the Founders shall, at any time and from time to time after the Closing, upon the reasonable request of the Buyer and at the expense of the Seller or the Founders, as the case may be, for out-of-pocket costs do, execute, acknowledge, deliver and file, or shall cause to be done, executed, acknowledged, delivered or filed, all such further acts, transfers, conveyances, assignments or assurances as may reasonably be required for better selling, transferring, conveying, assigning and assuring to the Buyer, or for aiding and assisting in the collection of or reducing to possession by the Buyer, any of the assets, properties, interests in properties or rights being purchased by the Buyer hereunder. The Buyer, shall, at any time and from time to time after the Closing, upon the reasonable request of the Seller and the Founders and at the expense of the Seller and the Founders do, execute, acknowledge, deliver and file, or shall cause to be done, executed, acknowledged, delivered or filed, all such further acts or assurances as may reasonably be required to confirm and effect the agreements and obligations undertaken by the Buyer hereunder.

    1.8. ASSIGNMENT OF CONTRACTS, RIGHTS, ETC. Anything contained in this
         ------------------------------------
Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or attempted agreement to transfer, sublease or assign any contract, license, lease, sales order, purchase order or other agreement or any claim of or right to any benefit arising thereunder or resulting therefrom or any permit or operating authority if an attempted transfer, sublease or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way affect the rights of the Buyer or the Seller and the Founders thereunder; provided,
                                                               --------
however, that the Buyer will fulfill and otherwise perform the obligations
- -------
of the Seller under any such contract, license, lease, sales order, purchase order or other agreement in the name of the Seller, and the Seller accordingly assigns to the Buyer all rights to benefits thereunder. The Seller and the Founders shall use reasonable commercial efforts, and the Buyer shall cooperate with the Seller and the Founders, to obtain the consent of any such third party to any of the foregoing to the assignment or transfer thereof to the Buyer in all cases in which such consent is required for assignment or transfer. If such consent is not obtained, the Seller and the Founders shall cooperate with the Buyer in any arrangements reasonably necessary or desirable to provide for the Buyer the benefits (together with the obligation to perform) thereunder, including, without limitation, enforcement for the benefit of the Buyer of any and all rights of the Seller and the Founders thereunder against the other party thereto arising out of the cancellation thereof by such other party or otherwise.

                                 ARTICLE II

                         PURCHASE PRICE; ALLOCATION

    2.1. Purchase Price; Payment. The purchase price (the "Purchase Price")
         -----------------------
to be paid for the Purchased Assets and the covenant of the Seller and the Founders not to compete with the Subject Business set forth in Section 7.1 (the "Restrictive Covenant") shall consist of $1,000,000 payable at the Closing to the Seller in 85,034 shares of common stock (the "Common Stock") of Advanced Health Corporation ("AHC").

    2.2. Allocation of Purchase Price. The Purchase Price and the Assumed
         ----------------------------
Obligations shall be allocated among the Purchased Assets and the Restrictive Covenant in a statement (the "Statement of Allocation") prepared by the Buyer's Accountants and the Buyer's Accountants shall deliver the Statement of Allocation to the Founders within 90 days of the Closing. If the Seller and the Founders believe the Statement of Allocation is unreasonable and are unable promptly to reach agreement with the Buyer on such allocation, the parties will select an independent public accounting firm selected by lot to resolve the dispute and the allocation determined by such firm shall be binding on the parties for the purposes hereof. The Seller and the Founders shall complete and execute a Form 8594 Asset Acquisition Statement Under Section 1060 of the Code consistent with the Statement of Allocation (or the allocation determined by an independent public accounting firm, if necessary), deliver a copy of such form to the Buyer and file a copy of such form with the Seller's tax returns for the period which includes the Closing.

                                ARTICLE III

                       REPRESENTATIONS AND WARRANTIES

    3.1. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE FOUNDERS. The
         -------------------------------------------------------------
Seller and the Founders, jointly and severally, hereby represent and warrant to the Buyer as follows:

    (a) Organization; Good Standing; Qualification and Power. The Seller is
        ----------------------------------------------------
a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, to enter into this Agreement and the Bill of Sale and Assumption Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly qualified and in good standing to do business in all jurisdictions in which the failure to be so qualified and in good standing to do business would have a material adverse effect on the business, assets, operations, results of operations or affairs of the Subject Business. Schedule 3.1(a) sets forth a
                                               ---------------
true and complete list of all jurisdictions in which the Seller is qualified and in good standing to do business and all jurisdictions in which the Seller is conducting business. The Seller has delivered to the Buyer true and correct copies of its Certificate of Incorporation and By-laws, each as in effect on the date hereof.

    (b) Equity Investments. The Seller currently has no subsidiaries, nor
        ------------------
has the Seller owned, nor does the Seller currently own, any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity.

    (c) Authority. The execution, delivery and performance of this
        ---------
Agreement and the Bill of Sale and Assumption Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and the Founders and this Agreement is, and the Bill of Sale and Assumption Agreement, when validly executed and delivered by the Seller, will be, legal, valid and binding obligations of the Seller and/or the Founders, as the case may be, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. Neither the execution, delivery or performance of this Agreement or the Bill of Sale and Assumption Agreement by the Seller or the Founders, as the case may be, nor the consummation by the Seller or the Founders, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by the Seller or the Founders, as the case may be, with any provision hereof or thereof will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of the Seller, (ii) cause a default (with due notice, lapse of time or both), or give rise to any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license or other instrument, obligation or agreement to which the Seller or the Founders is a party or by which they or any of their respective properties or assets may be bound (with respect to which defaults or other rights all requisite waivers or consents shall have been obtained at or prior to the Closing) or (iii) violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree of any court, administrative agency or governmental body applicable to the Seller, either Founder or any of their respective properties or assets. No permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery or performance by the Seller or the Founders of this Agreement to which it is a party or the consummation of the transactions contemplated hereby or thereby.

    (d) Financial Information.  Schedule  3.1(d) contains (i) U.S. Income
        ----------------------  ----------------
Tax Return for an S Corporation for the Seller for 1992, (ii) U.S. Income Tax Return for an S Corporation for the Seller for 1993, (iii) U.S. Income Tax Return for an S Corporation for the Seller for 1994 and in each case the related schedules and attachments to such income tax returns (collectively, the "Historical Financial Statements"), and (iv) the unaudited profit and loss report of the Seller at June 30, 1995 (the "P&L Report"; and the date thereof being referred to as the "P&L Report Date") (the Historical Financial Statements and the P&L Report being collectively referred to as the "Financial Statements"). The Financial Statements (A) were prepared on the cash basis of accounting, a comprehensive basis of accounting other than GAAP, consistently applied, (B) were prepared in accordance with the books and records of the Seller and (C) fairly present the financial position of the Seller as of the dates thereof on the cash basis of accounting.

        (e) Absence of Undisclosed Liabilities. Except as set forth on
            ----------------------------------
Schedule 3.1(e), as of the P&L Report Date, (i) the Seller did not have any
- ---------------
material liability of any nature (matured or unmatured, fixed or contingent, known or unknown) which was not provided for or disclosed on the Financial Statements, (ii) all liability reserves established by the Seller on the Financial Statements were adequate and (iii) there were no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which were not adequately provided for or disclosed on the Financial Statements.

         (f) Absence of Changes. Since the P&L Report Date, the Seller and
             ------------------
the Subject Business have been operated in the ordinary course and consistent with past practice and there has not been:

          (i) any material adverse change in the condition (financial or otherwise), assets (including, without limitation, levels of working capital and the components thereof), liabilities, operations, results of operations, earnings, business or prospects of the Seller;

         (ii) any damage, destruction or loss (whether or not covered by insurance) in an aggregate amount exceeding $10,000 affecting any asset or property of the Seller or any Subsidiary;

         (iii) Except as set forth on Schedule 3.1(f)(iii), any obligation
                                      --------------------
     or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred, or any transaction, contract or commitment entered into, by the Seller or any Subsidiary other than such items created or incurred in the ordinary course of the Subject Business and consistent with past practice;

         (iv) any payment, discharge or satisfaction of any claim, lien, encumbrance, liability or obligation by the Seller outside the ordinary course of the Subject Business (whether absolute, accrued, contingent or otherwise and whether due or to become due);

         (v) any labor trouble, problem or grievance materially adversely affecting the Seller;

         (vi) any license, sale, transfer, pledge, mortgage or other disposition of any tangible or intangible asset of the Seller except in the ordinary course of the Subject Business and consistent with past practice;

    (vii) any write-off as uncollectible of any accounts receivable or notes receivable of the Seller or any portion thereof in excess of $5,000 in the aggregate;

    (viii) any agreement or contract entered into by or on behalf of the Seller which requires the delivery by the Seller of a performance bond in connection therewith;

    (ix) Except as set forth on Schedule 1.1(e) any account receivable of
                                ---------------
the Seller in an amount greater than $10,000 which (A) has become delinquent in its payment by more than 90 days, (B) has had asserted against it any claim, refusal to pay or right of set-off, (C) an account debtor has refused to pay for any reason or with respect to which, to the Best Knowledge of the Seller and the Founders, such account debtor has become insolvent or bankrupt or (D) has been pledged to any third party;

    (x) any cancellation of any debts or claims of, or any amendment, termination or waiver of any rights of material value to, the Seller;

    (xi) any general uniform increase in the compensation of employees of the Seller (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, deferred compensation arrangement or other plan or commitment) or any increase in compensation payable to any officer, employee, consultant or agent thereof, or the entering into of any employment contract with any officer or employee, or the making of any loan to, or the engagement in any transaction with, any officer of the Seller;

    (xii) any change in the accounting methods or practices followed by the Seller or any change in depreciation or amortization policies or rates theretofore adopted;

    (xiii) any termination of employment of any key employee of the Seller or any expression of intention by any key employee of the Seller to terminate such employment with the Seller;

    (xiv) any capital expenditures or commitments therefor by the Seller in excess of $5,000 in the aggregate for additions to property, plant or equipment of the Seller;

    (xv) any agreement or commitment relating to the sale by the Seller of any material fixed assets of the Seller;

         (xvi) any other transaction relating to the Seller other than in the ordinary course of the Subject Business and consistent with past practice; or

         (xvii) any agreement or understanding, whether in writing or otherwise, for the Seller to take any of the actions specified in items (i) through (xvi) above.

         (g) Title to Assets, Properties, Interests in Properties and
             --------------------------------------------------------
Rights and Related Matters. (i) The Seller has good and valid title to all
- --------------------------
of the Purchased Assets, free and clear of all security interests, judgments, liens, pledges, claims, charges, escrows, encumbrances, easements, options, rights of first refusal, rights of first offer, mortgages, indentures, security agreements or other agreements, arrange-ments, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money (collectively, "Claims"), of any kind or character, except for Permitted Liens.

    (ii) There does not exist any condition which materially interferes with the economic value or use (consistent with the Seller's past practice) of any tangible personal property included in the Purchased Assets and such property is in good operating condition and repair, reasonable wear and tear excepted. The Purchased Assets include all assets, properties (real, personal and mixed, tangible and intangible), interests in properties and rights necessary for the conduct of, and otherwise used in, the Subject Business as presently conducted by the Seller.

    (iii) The Seller has the complete and unrestricted power and the unqualified right to sell, transfer, convey and assign the Purchased Assets, and this Agreement and the Bill of Sale and Assumption Agreement are sufficient to sell, transfer, convey and assign to the Buyer all right, title and interest of the Seller in and to the Purchased Assets, free and clear of all Claims (other than Permitted Liens) and to vest in the Buyer good and valid title thereto sufficient to conduct the Subject Business as presently conducted by the Seller.

    (iv) As used in this Agreement, "Permitted Liens" shall mean (i) any lien for current Taxes not yet due and payable, (ii) liens of carriers, warehousemen, mechanics and materialmen created in the ordinary course of the Subject Business for amounts not yet due and payable which do not materially detract from the value or impair the use of any property or assets and (iii) in the case of Purchased Assets, liens incurred in the ordinary course of the Subject Business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits.

    (h) Tax Matters. (i) (A) The Seller has paid all Taxes required to be
        -----------
paid through the date hereof and has filed and will, prior to the Closing, file all returns, declarations of estimated Tax, Tax reports, information returns and statements required to be filed by it prior to the Closing (other than those for which extensions shall have been granted prior to Closing) relating to any Taxes with respect to any income, properties or operations of the Seller prior to the Closing (collectively, "Returns");
(B) as of the time of filing, the Returns correctly reflected in all material respects (and, as to any Returns not filed as of the date hereof, will correctly reflect in all material respects) the facts regarding the income, business, assets, operations, activities and status of the Seller and any other information required to be shown therein; (C) the Seller has timely paid or made provisions on its books and records for all Taxes relating to the operations of the Subject Business that have been shown as due and payable on the Returns that have been filed; (D) the Seller (x) has made provision on the Financial Statements for all Taxes payable for any periods that end on or before the P&L Report Date for which no Returns have yet been filed and for any periods that begin on or before the P&L Report Date and end after the P&L Report Date to the extent such Taxes are attributable to the portion of any such period ending on the P&L Report Date, except that no provision has been made with respect to Taxes relating to the operation of the Subject Business for 1995 and (y) has made provision for all Taxes payable for any periods that end on or before the date of the Closing for which no Returns have then been filed and for any periods that begin on or before the date of the Closing and end after such date to the extent such Taxes are attributable to the portion of any such period ending on such date; (E) no tax liens have been filed with respect to any of the Purchased Assets, and there are no pending tax audits of any Returns of the Seller relating to the Subject Business; and (F) no deficiency or addition to Taxes, interest or penalties for any Taxes relating to the operations of the Subject Business has been proposed, asserted or assessed in writing against the Seller or the Founders (or any member of any affiliated or combined group of which the Seller or any former subsidiary of the Seller is or was a member for which the Seller could be liable).

    (ii) At all times since February 10, 1992, the Seller has had in effect a valid election to be treated as an S Corporation under the Code. Such election has not been revoked or terminated and is in full force and effect at the date of this Agreement and such election will not be terminated prior to the Closing Date. The Seller will not be subject to the payment of any Tax pursuant to Section 1374 of the Code as a result of the transaction's contemplated by this Agreement. The Seller has not been subject to the Tax imposed by Section 1375 of the Code for any prior Tax year and will not be subject to such Tax for the current tax year. The Corporation has made all elections under state and local Tax laws which are similar to S Corporation elections under the Code and such elections remain in full force and effect.

    (iii) The Seller is not a foreign person within the meaning of Sec.1.1445-2(b) of the Regulations under Section 1445 of the Code.

    (iv) The Seller has provided the Buyer with true and complete copies of all Federal, state and foreign Returns of the Seller.

    (v) For purposes of this Agreement, "Tax" means any of the Taxes and "Taxes" means, with respect to any person or entity, (A) all Federal, state, local and foreign income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all Federal, state, local and foreign gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other Federal, state, local and foreign taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) on such person or entity and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another person or entity or a member of an affiliated or combined group.

    (i) Real Property. The Seller does not own any real property or have
        -------------
any ownership interest in real property. The Seller does not lease any property except pursuant to the Real Property Leases. All Real Property Leases are in full force and effect and create a valid leasehold interest in favor of the Seller in the real property demised thereunder, in each case, free and clear of all mortgages, liens, easements, covenants, rights of way and other encumbrances other than encumbrances which do not impair the use of the premises covered thereby by the Seller. The Seller is not in default in any material respect under any Real Property Lease. To the Best Knowledge of the Seller and the Founders no other party to a Real Property Lease is in material default thereunder.

    (j) Environmental Matters. (i) Neither the Seller nor the Founders has
        ---------------------
engaged, or authorized or permitted any other person to engage, in any activity on the real property covered by the Real Property Leases (the "Real Property") involving the handling, storage, generation, transportation, release, or disposal (whether legal or illegal, accidental or intentional) (collectively, "handling") of any hazardous substance, as defined in 42 U.S.C.A. Section 9601(14), or any petroleum or petroleum products (each, a "Hazardous Substance"), nor are any Hazardous Substances present on the Real Property, (ii) the Seller has, in all material respects, conducted the Subject Business in compliance with all Federal, state and local laws, rules and regulations relating to protection of the environment ("Environmental Laws") and (iii) neither the Seller nor the Founders has received any notice or other communication alleging a violation of any Environmental Law as a result of the operation of the Subject Business or relating to the Real Property.

    (k) Intellectual Property Rights. The Seller does not own, and does not
        ----------------------------
assert any proprietary rights in, any copyrights, trademarks, service marks, tradenames or patents.

    (1) Agreements, Etc.   Schedule 3.1(1) sets forth a true and complete
        ----------------  ----------------
list and brief description of all written or oral contracts, agreements and other instruments not made in the ordinary course of the Subject Business or made or performed in the ordinary course of the Subject Business and referred to in clauses (i) through (xvii) of this Section 3.1(1). Except as set forth on Schedule 3.1(1), the Seller is not a party to any written or
             ---------------
oral, formal or informal, contract, agreement or other instrument of the type specified in the following clauses (i) through (xvii):

         (i) distributorship, dealer, sales, advertising, agency, manufacturer's representative, franchise or similar contract or any other contract relating to the payment of a commission;

         (ii) collective bargaining agreement or contract with or commitment to any labor union;

         (iii) continuing contract for the future purchase, lease or sale of products, materials, supplies, equipment or services which calls for the expenditure of $10,000 or more and which is not immediately terminable without cost or other liability at or at any time within 30 days after the Closing;

         (iv) contract for the future sale or lease of products which creates a current or future liability in excess of $10,000 and which is not immediately terminable without cost or other liability at or at any time within 30 days after the Closing;

         (v) contract or commitment for the employment of any officer, employee or consultant or any other type of contract or understanding with any officer, employee or consultant which is not immediately terminable without cost or other liability at or at any time after the Closing;

         (vi) profit-sharing, bonus, stock option, deferred compensation, pension, retirement, disability, stock purchase, hospitalization, insurance or similar plan or agreement, formal or informal, providing benefits to any current or former officer, employee or consultant;

         (vii) indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

         (viii) lease or other agreement under which the Seller is lessee of or holds or operates any items of tangible personal property owned by any third party and under which payments to such third party exceed $5,000 per annum;

         (ix) agreement to make cumulative capital expenditures or commitments therefor in excess of $5,000;

         (x) agreement or arrangement for the sale of any assets, properties, interests in properties or rights requiring the consent of any party to the transfer and assignment of such assets, properties, interests in properties and rights;

          (xi) agreement which restricts the Seller or such Subsidiary from engaging in any business anywhere in the world or otherwise limits the business in which they may engage;

         (xii) agreement or contract with a "disqualified individual" (as defined in Section 280G(c) of the Code) which would result in a disallowance of any deduction for any "excess parachute payment" (as defined under Section 280G(b)(i) of the Code);

         (xiii) option or other agreement to purchase or acquire, or to sell or dispose of, any interest in real property or other assets or properties of the Seller or such Subsidiary;

         (xiv) agreement under which the Seller has agreed to indemnify any third party with respect to any Tax liability of any third party;

         (xv) agreement with any Affiliate or "Associate" (as such term is defined in Rule 405 promulgated under the

     Securities Act of 1933, as amended (the "Securities Act")), of the
     Seller;

               (xvi) agreement to do any of the foregoing; or

              (xvii) agreement, contract or arrangement not described above in (i)-(xvi) that is material to the Subject Business.

The Seller does not own or operate any vehicles, boats, aircraft, apartments or other facilities for executive, administrative or sales purposes and the Seller does not own or pay for any social club memberships. The Seller has in all material respects performed all the obligations required to be performed by them to date, and are not in default (or alleged to be in default) in any material respect, under any agreement with a customer or supplier or any other material agreement, lease, contract, commitment, instrument or obligation, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by them of any of the foregoing. The Seller has furnished to the Buyer true and correct copies of all documents set forth on Schedule 3.1(1).
             ---------------

    (m) Litigation, Etc. Except as set forth on Schedule 3.1(m), there
        ---------------                         ---------------
are no (i) actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or threatened against the Seller, the Purchased Assets or the Subject Business, whether at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (collectively, "Litigation") or (ii) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against the Seller or affecting the Purchased Assets or the Subject Business. The Seller has delivered to the Buyer all documents and correspondence relating to matters referred to in said
Schedule 3.1(M).
- ---------------

    (n) Compliance; Governmental Authorizations. The Seller has complied in
        ---------------------------------------
all material respects with all applicable Federal, state, local or foreign laws, ordinances, regulations and orders. The Seller has all Federal, state, local and foreign governmental licenses and permits necessary in the conduct of the Subject Business the lack of which would have a material adverse effect on the Buyer's ability to operate the Subject Business after the Closing on substantially the same basis as presently operated. Such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any thereof and no proceeding is pending or threatened to revoke or limit any thereof.

    (o) Accounts and Notes Receivable; Accounts Payable. (i) Except as set
        -----------------------------------------------
forth on Schedule 3.1(o), all of the accounts receivable and notes
         ---------------
receivable owing to the Seller as
of the date hereof constitute, and as of the Closing will constitute, valid and enforceable claims arising from bona fide transactions in the ordinary
                                    ---------
course of the Subject Business, the amounts of which are actually due and owing, and as of the date hereof, there are no claims, refusals to pay or other rights of set-off against any thereof. Except as set forth on
Schedule 3.1(o), as of the date hereof, there is (A) no account debtor or
- ---------------
note debtor of the Seller delinquent in its payment by more than 60 days,
(B) no account debtor or note debtor of the Subject Business who has refused to pay its obligations for any reason or is the subject of a bankruptcy proceeding and (C) no account receivable or note receivable of the Seller pledged to any third party.

    (ii) All accounts payable and notes payable by the Seller to third parties arose in the ordinary course of business and, except as set forth in Schedule 3.1(o), there is no account payable or note payable past due or
   ---------------
delinquent in its payment.

    (p) Labor Relations; Employees.  Schedule 3.1(p) contains a true and
        --------------------------   ---------------
complete list of the persons other than the Founders employed by the Seller and its Subsidiaries as of the date hereof (the "Employees"), including (i) each Employee's current salary level, (ii) the aggregate vacation allotted to such employee for the 1995 calendar year (not including any vacation days carried over from prior years), (iii) the number of vacation days remaining for such Employee in the 1995 calendar year (not including any vacation days carried over from prior years) and (iv) the aggregate number of compensation days accrued for all employees through the date hereof and the cost thereof. Except as set forth on Schedule 3.1(p), (i) the Seller is
                                         ---------------
not delinquent in payments to any of the Employees for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them to the date hereof or amounts required to be reimbursed to the Employees; (ii) upon termination of the employment of any of the Employees, neither the Seller nor the Buyer will by reason of anything done prior to the Closing, or by reason of the consummation of the transactions contemplated hereby, be liable for any excise taxes pursuant to Section 4980B of the Code or to any of the Employees for severance pay or any other payments; (iii) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any comparable state, local or foreign agency; (iv) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Seller; (v) there is no collective bargaining agreement covering any of the Employees; and (vi) no Employee or consultant is in violation of any (A) employment agreement, arrangement or policy between such person and any previous employer (private or governmental) or (B) agreement restricting or prohibiting the use of any information or materials used or being used by such person in connection with such person's employment by or association with the Seller.

    (q) Employee Benefit Plans. (i) Schedule 3.1(q) identifies each
        ----------------------      ---------------
"employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other written or oral plans, programs, policies or agreements involving direct or indirect compensation (including any employment agreements entered into between the Seller and any Employee or former employee of the Seller, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained or entered into by the Seller or the Founders for the benefit of any Employee or former employee of the Seller under which the Seller or any Affiliate thereof has any present or future obligation or liability (the "Employee Plans"). The Seller has provided the Buyer with true and complete age, salary, service and related data for Employees of the Seller.

         (ii) Schedule 3.1(g) lists each employment, severance or other
              ---------------
similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits currently maintained by the Seller.

         (iii) All of the Employee Plans, other than "multiemployer plans" within the meaning of Section 3 (37) or 4001(a) (3) of ERISA, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Employee Plan which is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no Litigation relating to the Employee Plans. The Seller has not engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

         (iv) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Seller with respect to any ongoing, frozen or terminated "single-employer plan" within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Seller has not incurred and does not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA

(regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

              (v) All contributions required to be made by the Seller under the terms of any Employee Plan have been timely made or have been reflected in the Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or
Section 302 of ERISA. The Seller has not provided, nor is it required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

         (r) Insurance. Schedule 3.1(r) contains a list of all policies of
             ---------  ---------------
liability, theft, fidelity, fire, product liability, errors and omissions, health and other property and casualty forms of insurance held by the Seller covering the assets, properties or operations of the Subject Business (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims thereunder). All such policies of insurance are valid and enforceable policies and are outstanding and duly in force and all premiums with respect thereto are currently paid. Neither the Seller nor the Founders has, during the last five fiscal years, been denied or had revoked or rescinded any policy of insurance relating to the assets, properties or operations of the Subject Business.

    (s) Burdensome Restrictions. The Seller is not bound by any oral or
        -----------------------
written agreement or contract which by its terms prohibits it from conducting the Subject Business (or any part thereof).

    (t) Brokers. The Seller has not, nor have any of its officers,
        -------
directors, stockholders or employees, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

    (u) Disclosure. Neither this Agreement (including the Exhibits and
        ----------
Schedules attached hereto) nor any other document, certificate or written statement furnished to the Buyer by or on behalf of the Seller or the Founders in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There have been no events or transactions, or information which has come to the attention of the Seller or the Founders, which, as they relate directly to the Seller, the Subject Business or the Purchased Assets, could reasonably be expected to have a material adverse effect on the business, operations, affairs, prospects or condition of the Seller, the Subject Business and the Purchased Assets, taken as a whole. Notwithstanding the foregoing, neither the Seller nor any Founder makes any representation or warranty regarding the accuracy of any financial projections, forecasts or budgets disclosed to or discussed with the Buyer; provided, however, that the Seller and the
                                --------  -------
Founders represent and warrant that the assumptions underlying any such projections, forecasts and budgets were based on the good faith estimates of the Seller and the Founders when made.

              (v) Insider Contracts. No contracts, licenses, agreements or
                  -----------------
arrangements, verbal or written, exist pursuant to which any stockholder, officer or director of the Seller sells, licenses or leases, directly or indirectly, any product, service or facility to the Seller or otherwise provides property or rights to the Seller. No material items are located at the Seller's facilities that are the personal property of any stockholder, officer or director of the Seller.

              (w) Definition of Best Knowledge. As used in this Agreement,
                  ----------------------------
the term "Best Knowledge" of any person or entity shall mean and include
(i) actual knowledge or (ii) that knowledge which a prudent business person could have reasonably been expected to obtain in the management of his or her business affairs after exercising reasonable diligence with respect to a particular matter.

              (x) Investment Representations. (i) The Seller is acquiring
                  --------------------------
the shares of Common Stock (as defined below) hereunder for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

              (ii) The Seller understands that (1) the shares of Common Stock have not been registered under the Securities Act and applicable state securities laws, by reason of their issuance by the Buyer in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws and (2) the shares of Common Stock must be held by the Seller indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration.

              (iii) The Seller further understands that the exemption from registration afforded by Rule 144 promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may only afford the basis for sales only in limited amounts.

         3.2. Representations and Warranties of the Buyer. The Buyer
              -------------------------------------------
represents and warrants to the Seller and the Founders as follows:

              (a) Organization, Good Standing and Power. The Buyer (i) is a
                  -------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the Bill of Sale and Assumption Agreement to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and (iii) is duly qualified and in good standing to do business in all such jurisdictions in which the failure to be so qualified and in good standing to do business could reasonably be expected to have a material adverse effect on the business, assets, operations, results of operations or affairs of the Buyer.

              (b) Authority. The execution, delivery and performance of
                  ---------
this Agreement and the Bill of Sale and Assumption Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer, and this Agreement is, and the Bill of Sale and Assumption Agreement when validly executed and delivered by the Buyer will be, valid and binding obligations of the Buyer, enforceable in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. Neither the execution, delivery or performance of this Agreement or the Bill of Sale and Assumption Agreement, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, nor compliance by the Buyer with any provision hereof or thereof, will (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or By-laws of the Buyer, (ii) cause a default (with due notice, lapse of time or both), or give rise to any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of any material note, bond, lease, mortgage, indenture, license or other instrument, obligation or agreement to which the Buyer is a party or by which it or any of its properties Or assets is or may be bound or (iii) violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree of any court, administrative agency or governmental body applicable to the Buyer or any of its properties or assets. No permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery or performance by the Buyer of this Agreement or the consummation by the Buyer of the transactions contemplated hereby.

              (c) Capitalization. The authorized capital stock of the Buyer
                  --------------
consists of 1,000 shares of common stock, par value $.001 per share, of which 1,000 shares are issued and outstanding as of the date hereof.

               (d) Brokers. Neither the Buyer nor any of its officers,
                   -------
directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

               (e) [INTENTIONALLY LEFT BLANK]

               (f) Litigation. There are no legal, administrative,
                   ----------
arbitration or other proceedings or governmental investigations pending or, to the Best Knowledge of the Buyer, threatened against the Buyer that would give any third party the right to enjoin, revoke or condition the transactions contemplated hereunder.

               (g) No Defaults. The Buyer is not in default in any respect
                   -----------
under any contract, agreement, instrument or other obligation which default could give rise to remedies thereunder that would materially and adversely affect the business, properties, financial condition or assets of the Buyer, taken as a whole, and, to the Best Knowledge of the Buyer, no event, condition or occurrence currently exists which, with due notice, lapse of time or both, would constitute such a default.

                                 ARTICLE IV

                           CONDITIONS OF CLOSING

         4.1. Conditions of Each Party's Obligations. The obligations of
              --------------------------------------
the Seller to sell the Purchased Assets, and of the Buyer to purchase the Purchased Assets, are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Seller and the Buyer:

               (a) Approvals. All authorizations, consents, orders or
                  ---------
approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental agency or authority necessary for the consummation of the transactions contemplated hereby shall have been filed, occurred or been obtained.

               (b) Legal Action. No temporary restraining order,
                   ------------
preliminary injunction or permanent injunction or other order preventing the consummation of transactions contemplated hereby shall have been issued by any Federal or state court and remain in effect. Each party agrees to use its best efforts to have any such injunction or order lifted.

               (c) Legislation. No Federal, state, local or foreign
                   -----------
statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transac-tions contemplated by Articles I and II or any of the conditions to the consummation of such transactions.

         4.2. Conditions of Obligations of the Buyer. The obligation of the
              --------------------------------------
Buyer to purchase the Purchased Assets is subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Buyer:

               (a) Representations and Warranties. The representations and
                   ------------------------------
warranties of the Seller and the Founders set forth in Section 3.1 shall in each case be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing.

               (b) Performance of Obligations of the Seller and the
                   ------------------------------------------------
Founders. The Seller and the Founders shall have performed all obligations
- --------
required to be performed by them under this Agreement prior to and at the Closing.

               (c) Authorization. All action necessary to authorize the
                   -------------
execution, delivery and performance of this Agreement and each of the Ancillary Agreements by the Seller and the Founders, as applicable, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Seller and the Founders and the Seller and the Founders shall have full power and right to consummate the trans-actions contemplated hereby and thereby.

               (d) Absence of Changes. Except as set forth on Schedule
                   ------------------                         --------
3.1(f)(iii), since the P&L Report Date, there shall not have occurred any
- ----------
material adverse change in the business, operations, financial condition, results of operations, assets, liabilities or prospects of the Seller or the Subject Business.

               (e) Instruments of Transfer, Conveyance and Assignment. The
                   --------------------------------------------------
Buyer shall have received duly executed instruments of sale, transfer, conveyance and assignment, including the Bill of Sale and Assumption Agreement and appropriate copyright assignments, as contemplated by Section 1.3.

               (f) Opinion of Counsel to the Seller. The Buyer shall have
                   --------------------------------
received an opinion dated the date of the Closing of Speno, Goldberg, Steingart & Penn, P.C., counsel to the Seller and the Founders, substantially in the form of Exhibit C.
                             ---------

               (g) Acceptance by Counsel to the Buyer. The sufficiency of
                   ----------------------------------
all papers delivered hereunder and all related proceedings shall be reasonably acceptable to O'Sullivan Graev & Karabell, LLP, counsel to the Buyer.

               (h) Consents and Approvals. The Buyer shall have received
                   ----------------------
duly executed copies of (i) consents to the assignment of the contracts listed on Schedule 4.2(h) and (ii) all other
          ---------------
approvals, if any, required by this Agreement or the Schedules, in each case in form and substance satisfactory to the Buyer and counsel to the Buyer.

               (i) Government Consents, Authorizations, Etc. All consents,
                   ----------------------------------------
authorizations, orders or approvals of, and filings or registrations with, any Federal, state, local or foreign governmental commission, board or other regulatory body which are required for or in connection with the execution and delivery by the Seller and the Founders of this Agreement and the consummation by the Seller and the Founders of the transactions contemplated hereby shall have been obtained or made.

               (j) [INTENTIONALLY LEFT BLANK]

               (k) Payments. The Seller shall have directed all customers
                   --------
identified on Schedule 4.2(k) to make payments to an account designated by
              ---------------
the Seller.

               (1) Employment Agreements. The Founders shall each have
                   ---------------------
entered into an Employment Agreement with the Buyer substantially in the form of Exhibit D.
        ---------

         4.3. Conditions of Obligations of the Seller.  The obligation of
              ---------------------------------------
the Seller to sell the Purchased Assets to the Buyer is subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Seller:

               (a) Representations and Warranties. The representations and
                  ------------------------------
warranties of the Buyer set forth in Section 3.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing, and the Seller and the Founders shall have received a certificate signed by an authorized officer of the Buyer to that effect.

               (b) Performance of Obligations. The Buyer shall have
                   --------------------------
performed all obligations required to be performed by it under this Agreement prior to and at the Closing, and the Seller and the Founders shall have received a certificate signed by an authorized officer of the Buyer to that effect.

               (c) Authorization. All action necessary to authorize the
                   -------------
execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Buyer.

               (d) Acceptance by Counsel to the Seller. The sufficiency of
                   -----------------------------------
all papers delivered hereunder and all related proceedings shall be reasonably acceptable to Speno, Goldberg, Steingart & Penn, P.C., counsel to the Seller and the Founders.

               (e) Government Consents, Authorizations, Etc. All consents,
                   ----------------------------------------
authorizations, orders or approvals of, and filings or registrations with, any Federal, state, local or foreign governmental commission, board or other regulatory body which are required for or in connection with the execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby shall have been obtained or made.

               (f) Opinion of Counsel to the Buyer. The Seller shall have
                   -------------------------------
received an opinion dated the date of the Closing of O'Sullivan Graev & Karabell, LLP, counsel to the Buyer, substantially in the form of Exhibit
                                                                  -------
E.
- --

                                 ARTICLE V

                                 CLOSING

         The closing (the "Closing") for the consummation of the transactions contemplated by this Agreement, unless another date or place is agreed to in writing by the parties, shall take place at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112 on the date hereof (the "Closing Date").

                                 ARTICLE VI

                               INDEMNIFICATION

         6.1.   Definitions.  As used in this Agreement, the following
                -----------
terms shall have the following meanings:

               (a) "Affiliate", as to any person, means any other person
                   -----------
that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such person.

               (b) "Buyer Indemnification Event" shall mean the
                   -----------------------------
following:

               (i) (A) the untruth, inaccuracy or breach of any representation or warranty of the Seller and the Founders contained in
Section 3.1, any Schedule or Exhibit attached hereto or any certificate delivered by the Seller or the Founders in connection herewith (or any facts or circumstances constituting any such untruth, inaccuracy or breach) or (B) the breach of any agreement or covenant of the Seller or the Founders contained in this Agreement;

               (ii) the assertion against or the payment by the Buyer or any Buyer Indemnified Person of any liability or obligation (accrued, contingent or otherwise and whether contractual, Tax or any other type of liability or obligation) not expressly assumed by the Buyer hereunder in accordance with Section 1.3; and

               (iii) the failure to use best efforts to obtain any consent or to provide any benefit under any contract, license, lease, sales order, purchase order or other agreement, claim, right, permit or operating authority contemplated by Section 1.8.

              (c) "Buyer Indemnified Persons" shall mean and include the
                  ---------------------------
Buyer and its Affiliates, successors and assigns, and their respective officers and directors.

              (d) "Indemnified Persons" shall mean the Buyer Indemnified
                  ---------------------
Persons or the Seller Indemnified Persons, as the case may be.

              (e) "Indemnifying Person" shall mean the Buyer or the Seller
                  ---------------------
and the Founders, as the case may be.

              (f) "Losses" shall mean any and all losses, claims,
                  --------
shortages, damages, liabilities, expenses (including reasonable attorneys' and accountants' fees), assessments, Tax deficiencies and Taxes (including interest or penalties thereon) sustained, suffered or incurred by any Indemnified Person arising from any matter which is the subject of indemnification under Section 6.2.

               (g) "Seller Indemnification Event" shall mean the
                   ------------------------------
following:

              (i)(A) the untruth, inaccuracy or breach of any representation or warranty of the Buyer contained in Section 3.2, any Exhibit attached hereto or any certificate delivered by the Buyer in connection herewith at or before the Closing (or any facts or circumstances constituting any such untruth, inaccuracy or breach) or
     (B) the breach of any agreement or covenant of the Buyer contained in this Agreement; and

              (ii) the assertion against or payment by the Seller or the Founders of any liability or obligation (accrued, contingent or otherwise and whether contractual, tax or any other type of liability or obligation) expressly assumed by the Buyer hereunder in accordance with Section 1.3 or the Bill of Sale and Assumption Agreement, or of any obligation or liability related to the Subject Business which arises as a result of conduct by the Buyer of the Subject Business after the Closing.

              (h) "Seller Indemnified Persons" shall mean and include the
                  ----------------------------
Seller and the Founders and their respective Affiliates, successors and assigns, and their respective officers and directors.

          6.2. Indemnification Generally, Etc. (a) Buyer Indemnification.
               -------------------------------     ---------------------
Subject to the limitations contained in Section 6.6(a), the Seller and the Founders shall, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnified Persons, and each of them, from and against any and all Losses resulting from Buyer Indemnification Events.

              (b) Seller Indemnification. Subject to the limitations
                  ----------------------
contained in Section 6.6(b), the Buyer shall indemnify, defend and hold harmless the Seller Indemnified Persons, and each of them, from and against any and all Losses resulting from Seller Indemnification Events.

         6.3. Assertion of Claims. No claim, demand, suit or cause of
              -------------------
action shall be brought under Section 6.2 unless the Indemnified Persons, or any of them, give the Indemnifying Person written notice of the existence of any such claim, demand, suit or cause of action, stating with particularity the nature and basis of said claim, and the amount thereof, to the extent known, and providing to the extent reasonably available all written documentation relating thereto. Such written notice shall be delivered to the Indemnifying Person as soon as practicable upon receipt of actual knowledge of such claim, demand, suit or cause of action; provided,
                                                                 ---------
however, that the failure to provide such written notice shall not affect
- ---------
the Indemnified Persons' right to indemnification hereunder if failure to provide such written notice does not materially adversely affect the Indemnifying Person. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings for the enforcement of their rights under Section 6.2.

         6.4. Notice and Defense of Third Party Claims. (a) In the event
              ----------------------------------------
any action, suit or proceeding is brought by a third party against an Indemnified Person, with respect to which an Indemnifying Person may have liability under Section 6.2, the action, suit or proceeding shall, upon the written agreement of the Indemnifying Person that it is obligated with respect to such action, suit or proceeding, be defended (including all proceedings on appeal or for review which counsel for the defendant shall deem appropriate) and, unless otherwise provided below, controlled by such Indemnifying Person. The Indemnified Persons shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Persons, unless
(i) the employment of such counsel shall have been authorized in writing by the Indemnifying Person in connection with the defense of such action, suit or proceeding, (ii) the Indemnifying Person shall fail actively and diligently to defend such action, suit or proceeding, (iii) the Indemnified Persons shall have reasonably concluded that such action, suit or proceeding involves to a significant extent matters beyond the scope of the indemnity agreement contained in Section
6.2 or (iv) the Indemnified Persons shall have reasonably concluded that there may be one or more legal or equitable defenses available to the Indemnified Persons which are different from or additional to those available to the Indemnifying Person, in any of which events the Indemnifying Person shall not have the right to direct the defense of such action, suit or proceeding on behalf of the Indemnified Persons and that portion of any fees and expenses of counsel related to matters covered by the indemnity agreement and contained in Section 6.2 shall be borne by the Indemnifying Person. The Indemnified persons shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not they are so represented. The Indemnifying Person shall make available to the Indemnified Persons and their attorneys and accountants all books and records of the Indemnifying Person relating to such action, suit or proceeding and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

               (b) The Indemnifying Person shall not make any settlement of any action, suit or proceeding without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld; provided, however, that in the event the Indemnified Persons refuse to
- --------  -------
consent to a settlement acceptable to the Indemnifying Person which is capable of settlement by the payment of money only and the Indemnifying Persons shall demonstrate to the reasonable satisfaction of the Indemnified Persons their ability to pay such amount, the Indemnifying Person may pay the amount of the proposed settlement to the Indemnified Persons and shall thereupon be released from any further liability with respect to such action, suit or proceeding.

          6.5. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.
               -----------------------------------------------------
Subject to the further provisions of this Section 6.5 and to Article VII, the representations and warranties of the Seller and the Founders contained in Section 3.1 and the representations and warranties of the Buyer contained in Section 3.2 shall survive the Closing and shall terminate on the first anniversary of the Closing Date; provided, however, that the
                                           --------  --------
representations and warranties of the Seller and the Founders set forth in Sections 3.1(a), 3.1(c), 3.1(g) and 3.1(k) shall survive the Closing and remain in full force and effect until the expiration of the statute of limitations, if any, applicable to the matters set forth therein (and indefinitely if none).

          6.6. LIMITATIONS ON INDEMNIFICATION. (a) Anything contained
               ------------------------------
herein to the contrary notwithstanding, neither the Seller nor the Founders shall have any obligation to indemnify any Buyer Indemnified Person pursuant to Section 6.2(a) for any Losses in respect of Buyer
Indemnification Events (other than

Buyer Indemnification Events described in Section 6.1(b)(ii)) unless, and only to the extent that, the aggregate of all Losses arising from or in connection with such Buyer Indemnification Events exceeds $50,000. The aggregate obligation of the Seller and the Founders in respect of the indemnity agreement contained in Section 6.2(a) (other than with respect to Buyer Indemnification Events described in Section 6.1(b)(ii)) shall not exceed the Purchase Price plus any Excluded Liabilities.

               (b) Anything contained herein to the contrary notwithstanding, the Buyer shall have no obligation to indemnify any Seller Indemnified Person pursuant to Section 6.2(b) for any Losses in respect of Seller Indemnification Events (other than Seller Indemnification Events described in Section 6.1(g)(ii)) unless, and only to the extent that, the aggregate of all such Losses exceeds $50,000. The aggregate obligation of the Buyer in respect of the indemnity agreement set forth in Section 6.2(b) (other than with respect to Seller Indemnification Events described in Section 6.1(g)(ii)) shall not exceed the Purchase Price plus any Assumed Obligations.

          6.7. Exclusivity of Remedies. The rights of the Indemnified
               -----------------------
Persons to indemnification under this Article VI shall be the sole and exclusive contractual right or remedy in connection with any Losses arising from or in connection with this Agreement.

          6.8. Payment. At the sole option of the Buyer, the Seller or the
               -------
Founders, as the case may be, shall reimburse any Buyer Indemnified Person suffering a Loss resulting from a Buyer Indemnification Event in cash or in shares of Common Stock valued at the then-fair market value of such shares.

                                ARTICLE VII

                     ADDITIONAL POST-CLOSING AGREEMENTS

          7.1. Disclosure of Information; Non-Competition. (a) From and
               ------------------------------------------
after the Closing, neither the Seller nor the Founders shall use or disclose to any person, firm, corporation or other business entity, except as required by law or judicial process, any Confidential Information, for any reason or purpose whatsoever, nor shall they make use of any of the Confidential Information for their own purposes or for the benefit of any person, firm, corporation or other business entity except the Buyer or any Affiliate thereof. For purposes of this Agreement, "Confidential Information" shall mean all information of a proprietary nature relating to the Seller, the Subject Business or the Purchased Assets (other than information which is in the public domain at the time of receipt thereof by the Seller or the Founders or at the time of its use or disclosure by the Seller or the Founders other than as a result of the breach by the Seller or the Founders of their agreement hereunder).

               (b) Each of the Seller and the Founders acknowledge that the Subject Business has been conducted by the Seller, and further acknowledge and recognize the highly competitive nature of the industry in which the Subject Business is involved. Accordingly, in consideration of the premises contained herein, the consideration to be received hereunder and in consideration of and as an inducement to the Buyer to consummate the transactions contemplated hereby, the Seller and the Founders shall not from and after the Closing Date until the first anniversary of the Closing
(i) directly or indirectly engage in, whether such engagement shall be as a partner, stockholder (other than ownership of up to one percent of the outstanding securities of any public company with a market capitalization in excess of $500 million or investments in mutual funds), affiliate or other participant in any Competitive Business, or represent in any way, any Competitive Business, whether such engagement or representation shall be for profit or not, (ii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Buyer and any third party, including, without limitation, any customer, supplier or employee of the Buyer, or (iii) affirmatively assist or induce others to engage in any Competitive Business in any manner described in the foregoing clauses (i) and (ii). As used herein, "Competitive Business" shall mean any business in any city or county in any State of the United States if such business is competitive, directly or indirectly, with (A) the Subject Business or (B) any business being developed or conducted or proposed to be developed or conducted by the Buyer.

               (c) The Seller and the Founders have carefully considered the nature and extent of the restrictions set forth herein and acknowledge that the same are reasonable with respect to scope, duration and territory. It is the desire and intent of the parties that the provisions of this
Section 7.1 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 7.1 shall be adjudicated to be invalid or unenforceable, such provision without any action by any party shall be deemed amended to delete therefrom or to modify the provisions thereof so as to restrict (including, without limitation, a reduction in duration, geographical area or prohibited business activity) the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and such deletion or modification to be made only to the extent necessary to cause the provision as amended to be valid and enforceable.

               (d) The parties hereto recognize and acknowledge that a breach by the Seller and the Founders of this Section 7.1 will cause irreparable and material loss and damage to the Buyer as to which it will not have an adequate remedy at law or in damages. Accordingly, each party acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach.

          7.2. Access. In connection with any financial audit of the Seller
               ------
or the Founders or any Tax audit or other governmental investigation of the Seller or the Founders for any matter relating to any period prior to the Closing, or for any other reasonable and lawful purpose, the Buyer shall, upon request, permit the Seller and the Founders and their representatives to have access, at reasonable times during normal business hours and in a manner which is not disruptive to the operations of the Buyer, to the work papers, books and records of the Buyer relating to the Seller which shall have been in the possession of the Buyer as of the Closing and which remain in the possession of the Buyer. The Buyer shall not dispose of such work papers, books and records during the five-year period beginning with the Closing without the Seller's consent, which consent shall not be unreasonably withheld. Following the expiration of such five-year period, the Buyer may dispose of such work papers, books and records at any time upon giving 60 days' prior written notice to the Seller, unless the Seller agrees to take possession of such work papers, books and records within such 60 days at no expense to the Buyer. If the Buyer permits access to, or surrenders possession of, work papers, books and records as provided in this Section 7.2, then the provisions of Section 7.1(a) shall apply as if the Seller were the Buyer.

          7.3. EMPLOYEES AND EMPLOYEE BENEFITS. (a) The Buyer shall offer
               -------------------------------
employment effective as of the Closing to each of the Employees listed on
Schedule 7.3(a). Such offer shall not guarantee employment to any Employee
- ---------------
nor shall any such offer abrogate the Buyer's right to terminate any such Employee employed by the Buyer at will. The Buyer shall offer to all Employees who accept employment with the Buyer those employee benefits generally offered to the Buyer's employees, provided that, with respect to Employees currently covered by the group health plan of the Seller, such Employees will be subject to the pre-existing condition limitation or exclusion, if any, under any group health plan maintained by the Buyer only to the extent such Employees were subject to such a limitation or exclusion under the Seller's group health plan.

               (b) The Seller and the Founders shall be responsible for, and shall indemnify and hold the Buyer harmless from and against, all claims of the Employees and former employees of the Seller and the Subsidiaries (the "Former Employees") for worker's compensation, unemployment compensation and other government-mandated benefits, and for weekly indemnity, life, hospital/medical/surgical, disability, major medical, dental and any other benefits under any Employee Plan or Benefit Arrangement maintained by the Seller, the Subsidiaries or the Founders (including, without limitation, any severance or other amounts payable, if any, to Employees as a result of the sale of the Subject Business pursuant to this Agreement}, which arise or relate to any period prior to the Closing (or arise as a result of the Closing) and are payable under the terms and conditions of any Employee Plan or Benefit Arrangement maintained by the Seller, the Subsidiaries or the Founders for the Employees or Former Employees, provided, however, that
                                                    --------  -------
the indemnity under this sentence will not exceed that provided with respect to Section 7.1(b)(ii) of this Agreement. The Buyer shall be responsible for, and shall indemnify and hold the Seller and the Founders harmless from and against, all claims by Employees or Former Employees for benefits which arise after and relate to periods after the Closing which are payable under the terms and conditions of any benefit program adopted or maintained by the Buyer for its employees. Anything contained in this
Section 7.3(b) to the contrary notwithstanding, any amount payable in respect of any claim which is determined by a final decision of a court of competent jurisdiction or of a duly constituted arbitral tribunal to be wholly or partly the joint responsibility of the Buyer and the Seller shall be paid by the Buyer and the Seller on the basis determined by such court or tribunal.

               (c) The Seller shall be responsible for payroll for its employees through and including the Closing Date. The Seller shall include in its final payroll payment in full for all vacation days accrued prior to the Closing Date (which payment shall not be reimbursed by the Buyer).

          7.4. Transfer of Securities. Neither the Seller, nor the Founders
               ----------------------
shall sell, or in any other way directly or indirectly transfer, assign, pledge, distribute, encumber or otherwise dispose of, either voluntarily or involuntarily, with or without consideration (a "Transfer") any shares of Common Stock other than in compliance with applicable Federal and state securities laws. At the request of the Buyer, the Seller or a selling Founder shall deliver on opinion of counsel to the Buyer, in form and substance satisfactory to the Buyer, to the effect that any proposed Transfer of share of Common Stock shall not violate the Securities Act.

          7.5. ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE. (a) The Founders
               -------------------------------------
jointly and severally guarantee to the Buyer the full and punctual payment of all accounts receivable of the Seller listed on Schedule 1(e) up to a
                                                   -------------
total amount equal to the accounts payable listed on Schedule 1.3(a).
                                                     ---------------
               (b) The Buyer shall pay to the Founders all accounts receivable listed on Schedule 1.1(e), if and when collected, that exceed
                     ---------------
the total amount of accounts payable listed on Schedule 1.3(a).
                                               ---------------
               (c) Until such time as all accounts payable listed on
Schedule 1.3(a) have been paid and all accounts receivable listed on
- ----------------
Schedule 1.1(e) have been collected, the Buyer shall provide to the
- ---------------
Founders on a monthly basis an accounting of all accounts payable of the Seller paid by the Buyer and all accounts receivable of the Seller collected by the Buyer.

                                ARTICLE VIII

                     AMENDMENT, MODIFICATION AND WAIVER

          8.1. Amendment, Modification and Waiver. This Agreement shall not
               ----------------------------------
be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties. The waiver by one party of the performance of any covenant, condition or promise shall not invalidate this Agreement, nor shall it be considered as a waiver by such party of any other covenant, condition or promise. The delay in pursuing any remedy or in insisting upon full performance for any breach or failure of any covenant, condition or promise shall not prevent a party from later pursuing any remedies or insisting upon full performance for the same or any similar breach or failure.

                                 ARTICLE IX

                                MISCELLANEOUS

          9.1. Expenses; Transfer Taxes, Etc. All fees, costs and expenses
               -----------------------------
incurred by Buyer in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, attorneys', accountants' and other professional fees and expenses, shall be borne by the Buyer. All fees, costs and expenses incurred by the Seller and the Founders in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, attorneys', accountants' and other professional fees and expenses, shall be borne by the Founders or the Seller. The Founders shall pay all sales, use and excise taxes and all registration, recording or transfer taxes which may be payable in connection with the transactions contemplated by this Agreement.

          9.2. Entire Agreement. This Agreement (including the recitals
               ----------------
hereof and the Schedules and the Exhibits attached hereto), the Letter Agreement dated the date hereof between the parties regarding consents, the Letter Agreement dated the date hereof between the parties regarding allocation of the Purchase Price for tax purposes and the Letter Agreement dated the date hereof between AHC and the Seller regarding certain representations contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements, representations, warranties and understandings, either oral or written, between the parties with respect thereto.

          9.3. Descriptive Headings. Descriptive headings are for
               --------------------
convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

          9.4. Notices. All notices or other communications which are
               -------
required or permitted hereunder shall be in writing and sufficient if (a) delivered personally or sent by telecopier (if an addressee has set forth a telecopy number below), (b) sent by nationally-recognized overnight courier or (c) sent by certified mail, postage prepaid, return receipt requested, addressed as follows:

          if to the Buyer, to:

               Advanced Clinical Networks Corporation
               560 White Plains Road, Second Floor
               Tarrytown, New York 10591
               Attention: Richard Kaplan
               Telecopier: (914) 332-1186

          with a copy to:

               O'Sullivan Graev & Karabell, LLP
               30 Rockefeller Plaza
               New York, New York 10112
               Attention: John J. Suydam, Esq.
               Telecopier: (212) 408-2420; and

          if to the Seller or the Founders, as the case may be, to:

               Peltz Ventimiglia, Inc.
               c/o Speno, Goldberg, Steingart & Penn, P.C.
               300 Old Country Road
               Mineola, NY 11501
               Attention: Vinson Friedman, Esq.
               Telecopier: (516) 746-2768

               Richard Ventimiglia
               454 Garden Boulevard
               Garden City, NY 11530

               Steven Peltz
               Box 301
               Lincolndale, NY 10540

          in each case, with a copy to:

               Speno, Goldberg, Steingart & Penn, P.C.
               300 Old Country Road
               Mineola, NY 11501
               Attention: Vinson Friedman, Esq.
               Telecopier: (516) 746-2768
or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such communication shall be deemed to have been given (i) when delivered if personally delivered or sent by telecopier, (ii) on the Business Day after dispatch if sent by nationally-recognized, overnight courier and (iii) on the fifth Business Day after dispatch, if sent by mail. As used herein, "Business Day" means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

          9.5. Counterparts. This Agreement may be executed in any number
               ------------
of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          9.6. Governing Law. This Agreement shall be governed by and
               -------------
construed in accordance with the laws of the State of New York applicable to contracts made and performed wholly therein.

          9.7. Benefits of Agreement. The terms and provisions of this
               ---------------------
Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by any party without the consent of the other parties hereto and any purported assignment without such consent shall be null and void.

          9.8. Pronouns. As used herein, all pronouns shall include the
               --------
masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

                                   * * *

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the day and year first above written.

                              ADVANCED CLINICAL NETWORKS
                              CORPORATION


                               By:/s/  Richard Kaplan
                                  ------------------------------------
                                  Name: Richard Kaplan
                                  Title:President


                              PELTZ VENTIMIGLIA, INC.


                              By:/s/ Richard Ventimiglia
                                 -----------------------
                                 Name:Richard Ventimiglia
                                 Title:President


                                   /s/Richard Ventimiglia
                                   --------------------------
                                        Richard Ventimiglia


                                   /s/Steven Peltz
                                   --------------------------
                                        Steven Peltz